SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of October 12, 2011, by and between Canadian Pacific Railway Company, a corporation duly organized and existing under the laws of Canada (the "Corporation"), having its principal office at Suite 500, 401 9th Avenue, S.W., Calgary, Alberta T2P 4Z4, and The Bank of New York Mellon, formerly known as The Bank of New York, a New York banking corporation, as trustee under the Indenture referred to below (the "Trustee").

WHEREAS, the Corporation and the Trustee are parties to that certain indenture, dated as of October 30, 2001, by and between the Corporation and the Trustee, as amended by the first supplemental indenture thereto dated as of April 23, 2004 (the indenture, as so amended, the "Indenture"), under which the Corporation may issue from time to time unsecured debentures, notes or other evidences of indebtedness in an unlimited aggregate principal amount issuable in one or more series as provided therein and pursuant to which the Corporation's 6.25% Notes due 2011 (the "Notes") were issued;

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series then Outstanding and affected by such supplemental indenture (voting as one class), by Act of such Holders delivered to the Corporation and the Trustee, the Corporation, when authorized by a Directors' Resolution, and the Trustee, at any time or from time to time, shall enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series or of the Coupons appertaining thereto;

WHEREAS, CPRH Canada Inc., a Canadian corporation and a wholly owned subsidiary of the Corporation (the "Purchaser"), issued a tender offer and consent solicitation statement dated as of September 13, 2011 (the "Statement") to, among other things, purchase any and all of the outstanding Notes and solicit consents from the Holders of the Notes to a certain amendment (the "Proposed Amendment") to the Indenture as set forth in the Statement;

WHEREAS, the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes have given and not withdrawn their written consent to the Proposed Amendment;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Corporation in accordance with its terms have been done.

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The parties hereto agree as follows:

1.Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

2.Effect. This Supplemental Indenture shall become effective on October 12, 2011.

3.Definitions. The definition of "Outstanding" in Section 1.01 of the Indenture is hereby amended to read in its entirety as follows:

""Outstanding", when used with respect to Securities, means, as of any particular time, all such Securities theretofore authenticated and delivered under this Indenture, except:

(i)Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)Securities, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Corporation) in trust or set aside and segregated in trust by the Corporation (if the Corporation shall act as its own Paying Agent) for the Holders of such Securities; provided that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)Securities which have been paid pursuant to Section 3.06 or have been mutilated, lost, stolen or destroyed and in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture; and
(iv)Securities which have been defeased pursuant to Article Twelve; provided, however, that in determining whether the Holders of the requisite principal amount of the Securities of any or all series then Outstanding have voted or have signed or given any request, demand, authorization, direction, notice, consent, requisition, waiver or other instrument or have taken any action or constitute a quorum at any meeting of Holders hereunder, (a) the principal amount of an Original Issue Discount Security which shall be deemed to be Outstanding for such purposes shall be the portion of the principal amount thereof that could be declared to be due and payable upon the occurrence of an Event of Default and the continuation thereof pursuant to the terms of such Original Issue Discount Security as of such time and (b) Securities owned by the Corporation, or any other obligor upon the Securities shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, requisition, waiver or other instrument or action or on the Holders present or represented at any meeting of Holders, only Securities which the Responsible Officer of the Trustee knows to be so owned shall be so disregarded;"

4.Responsibility of Trustee. The Trustee shall not be responsible for the sufficiency of this Supplemental Indenture or as to the due execution thereof by the Corporation or as to recitals of fact contained herein, all of which are made solely by the Corporation.

5.Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

6.Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7.Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of this Supplemental Indenture and the terms and conditions of the Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. For the avoidance of doubt, the intention of the Corporation is that the debt obligations of the Corporation, which were incurred pursuant to the Indenture and which are evidenced by the Notes, will continue in full force and effect and will not be settled, extinguished, cancelled, replaced, rescinded or novated by the amendments pursuant to this
Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

CANADIAN PACIFIC RAILWAY COMPANY

By: /s/ Brian Grassby

Name: Brian Grassby
Title: Senior Vice-President, Finance and Comptroller

By: /s/ Marlowe Allison
Name: Marlowe Allison
Title: Vice-President and Treasurer

THE BANK OF NEW YORK MELLON, as
Trustee

By:

Name: Erika Walker
Title:    Vice President

IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

CANADIAN PACIFIC RAILWAY COMPANY

By:

Name: Brian Grassby
Title: Senior Vice-President, Finance and Comptroller

By:
Name: Marlowe Allison
Title: Vice-President and Treasurer

THE BANK OF NEW YORK MELLON, as
Trustee

By: /s/ Erika Walker

Name: Erika Walker
Title:    Vice President